               DELAWARE GROUP LIMITED-TERM GOVERNMENT FUNDS, INC.

                             ARTICLES SUPPLEMENTARY
                                       TO
                           ARTICLES OF INCORPORATION



          Delaware Group Limited-Term Government Funds, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies, in accordance with Section 2-208 of the Maryland General Corporation Law, to the State Department of Assessments and Taxation of Maryland that:

          FIRST: The Corporation has authority to issue a total of Three Billion (3,000,000,000) shares of common stock with a par value of one-tenth of One Cent ($.001) per share of the Corporation (the "Common Stock"), having an aggregate par value of Three Million Dollars ($3,000,000). Of such Three Billion (3,000,000,000) shares of Common Stock, One Billion (1,000,000,000) shares have been allocated to the U.S. Government Money Series of the Common Stock and Two Billion (2,000,000,000) shares have been allocated to the Limited-Term Government Fund Series of the Common Stock. The One Billion (1,000,000,000) shares of the U.S. Government Money Series of the Common Stock have been allocated between two classes as follows: (1) Five Hundred Million (500,000,000) shares have been allocated to the U.S. Government Money Fund class and (2) Five Hundred Million (500,000,000) shares have been allocated to the U.S. Government Money Fund (Institutional) class. Of the Two Billion (2,000,000,000) shares of the Limited-Term Government Fund series of the Common Stock, One Billion Four Hundred Million (1,400,000,000) shares have been allocated among three classes as follows: (1) One Billion (1,000,000,000) shares have been allocated to the Limited-Term Government Fund A Class and (2) Two Hundred Million (200,000,000) shares have been allocated to each of the Limited-Term Government Fund B Class and the Limited-Term Government Fund Institutional Class.

          SECOND: The Board of Directors of the Corporation, at a meeting held on July 20, 1995, adopted a resolution classifying a fourth class of shares of the Limited-Term Government Fund series of the Common Stock as the Limited-Term Government Fund C Class (the "C Class") and reclassifying and allocating Fifty Million (50,000,000) shares of authorized and unissued Common Stock, previously classified and allocated to the Limited-Term Government Fund A Class of the Limited-Term Government Fund series of the Common Stock, to the C Class.

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

          THIRD: The shares of the C Class shall represent proportionate interests in the same portfolio of investments as the shares of the Limited-Term Government Fund Institutional Class, Limited-Term Government Fund B Class and Limited-Term Government Fund A Class of the Limited-Term Government Fund series of the Common Stock. The shares of the C Class shall have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as the shares of the Limited-Term Government Fund Institutional Class, Limited-Term Government Fund B Class and Limited-Term Government Fund A Class of the Limited-Term Government Fund series of the Common Stock, all as set forth in the Articles of Incorporation of the Corporation, except for the differences hereinafter set forth:

          1. The dividends and distributions of investment income and capital gains with respect to shares of the C Class shall be in such amounts as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary with respect to such class from the dividends and distributions of investment income and capital gains with respect to shares of the other classes of the Limited-Term Government Fund series of the Common Stock to reflect differing allocations of the expenses of the Corporation among the shares of such classes and any resultant difference among the net asset values per share of the shares of such classes, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income and capital gains and expenses and liabilities of the Corporation among the four classes of the Limited-Term Government Fund series of the Common Stock shall be determined by the Board of Directors in a manner that is consistent with the order, as applicable, dated September 6, 1994 (Investment Company Act of 1940 Release No. 20529) issued by the Securities and Exchange Commission, and any amendments to such order, any future order or any Multiple Class Plan adopted by the Corporation in accordance with Rule 18f-3 under the Investment Company Act of 1940, as amended, that modifies or supersedes such order.

          2. Except as may otherwise be required by law pursuant to any applicable order, rule or interpretation issued by the Securities and Exchange Commission, or otherwise, the holders of shares of the C Class shall have (i) exclusive voting rights with respect to any matter submitted to a vote of stockholders that affects only holders of shares of the C Class, including without limitation the provisions of any Distribution Plan adopted pursuant to Rule 12b-1

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

          under the Investment Company Act of 1940, as amended (a "Distribution Plan") applicable to shares of the C Class, and (ii) no voting rights with respect to the provisions of any Distribution Plan applicable to any other class of Common Stock or with regard to any other matter submitted to a vote of stockholders which does not affect holders of shares of the C Class.

          3. The shares of the C Class shall not automatically convert into shares of the Limited-Term Government Fund A Class of the Limited-Term Government Fund series of the Common Stock as do the shares of the Limited-Term Government Fund B Class of the Limited-Term Government Fund series of the Common Stock.

          FOURTH:   The shares of the Limited-Term Government Fund A Class of
the Limited-Term Government Fund series of the Common Stock reclassified as shares of the C Class pursuant to these Articles Supplementary have been reclassified by the Board of Directors pursuant to authority contained in the Articles of Incorporation of the Corporation.

          FIFTH:    These Articles Supplementary shall become effective on
November 28, 1995.

          IN WITNESS WHEREOF, Delaware Group Treasury Reserves, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf this day of November, 1995.
----

                                        DELAWARE GROUP LIMITED-TERM GOVERNMENT
                                        FUNDS, INC.



                                        By: /s/
                                            ----------------------------------
                                            George M. Chamberlain, Jr.
                                            Senior Vice President



ATTEST:



/s/
----------------------------
    Richelle S. Maestro
    Secretary

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

          THE UNDERSIGNED, Senior Vice President of DELAWARE GROUP LIMITED-TERM GOVERNMENT FUNDS, INC., who executed on behalf of the said Corporation the foregoing Articles Supplementary, of which this instrument is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, said Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.



                                            /s/
                                            ----------------------------------
                                            George M. Chamberlain, Jr.
                                            Senior Vice President

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